Exhibit 10.23

Charles A. Fust
[Address Omitted]

April 12, 2003

SinoFresh HealthCare, Inc.
516 Paul Morris Drive
Englewood, Florida 34223

Re: Letters of Agreement with Moty Herman

Ladies and Gentlemen:

This letter will serve to confirm the intentions and understanding of the undersigned, Charles A. Fust., on behalf of himself and his successors, assigns, legatees and personal representatives (“Fust”), regarding the letter of agreement dated October 21, 2003 between SinoFresh HealthCare, Inc. (“SFH”) and Moty Hermon (the “October 21, 2003 Letter Agreement”), the letter of agreement between Charles Fust and Moty Herman dated October 22, 2003 (the “October 22, 2003 Letter Agreement”), and the supplemental letter agreement between Charles Fust on behalf of himself and SFH, and Moty Hermon dated October 28, 2003 (the “October 28, 2003 Letter Agreement”), the three foregoing agreements being hereinafter referred to collectively as the “Agreements”).

It was never the intention of Fust to commit or obligate SFH, in any way, for the performance of Moty Herman’s “put” option regarding 1,229,723 shares of SFH Common stock or any other obligation related to the “put” option; rather, it was Fust’s intention for this to be a transaction between Fust and Moty Herman. As a result, all obligations resulting from the Agreements are to be borne by Fust personally. This can be evidenced by Fust’s placing 1,229,723 of Fust’s personally owned shares of SFH common stock in an escrow account held by the Richard Bernstein Esq. Escrow Account for the benefit of Moty Herman’s “put” rights. These shares will remain in the escrow account until the earlier of Moty Herman exercising his “put” option and obtaining title to the escrowed shares or the expiration of the term of the “put” option as stated in the October 21, 2003 Letter Agreement.

Additionally, Fust hereby personally guarantees the satisfaction of any shares of stock required to be issued pursuant to Mr. Herman’s “put” rights obtained in the October 21, 2003 Letter Agreement whether they be issued from the aforementioned escrow account or from other shares of stock personally held by Fust or the Charles Fust Family Limited Partnership.

SinoFresh HealthCare, Inc.
April 12, 2004
Page Two

Additionally, Fust hereby waives any and all rights that Fust may have received pursuant to the October 22, 2003 Letter Agreement as they relate to the assignment of the right to receive Consideration Shares (as defined in the October 22, 2003 Letter Agreement) from SFH to Fust.

Additionally, Fust agrees to indemnify and hold harmless SinoFresh HealthCare, Inc. from any and all costs and consideration associated with: (a) any exercises made pursuant to the “put” rights granted under the Agreements, and (b) any other actual or implied rights inuring to the benefit of Moty Hermon under the Agreements.

The representations and agreements of Fust in this letter shall be effective as of the effective dates of the aforementioned Agreements.

Sincerely,

/s/ Charles A. Fust